 Exhibit 10.38

SETTLEMENT AGREEMENT, WAIVER AND RELEASE OF

Claims

This Settlement Agreement, Waiver and Release of Claims (this "Agreement"), dated April 9, 2018 (the "Effective Date"), is entered into by and between Tonaquint, Inc., a Utah corporation ("Investor"), and Greenway Technologies, Inc., a Texas corporation (formerly known as UMED Holdings, Inc., a Texas corporation) ("Company"). Each of Investor and Company is sometimes individually referred to hereinafter as a "Party" and collectively as the "Parties". Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Warrant (as defined below).

A.                 On September 18, 2014, Company sold and issued to Investor a certain Convertible Promissory Note in the original principal amount of $158,000.00 (the "Note") and a certain Warrant to Purchase Shares of Common Stock (the "Warrant") pursuant to a certain Securities Purchase Agreement between Company and Investor (the "Purchase Agreement," and together with the Note, the Warrant, and all other documents entered into in conjunction therewith, the "Financing Documents").

B.                  On June 28, 2017, Investor delivered to Company a Notice of Exercise pursuant to which Investor sought to exercise the Warrant for 3,837,812 shares of Company's Common Stock (the "Tonaquint Warrant Shares").

C.                  Company refused to deliver the Tonaquint Warrant Shares to Investor.

D.                 As a result of Company's failure to deliver the

Tonaquint Warrant Shares to Investor, on or around September 13, 2017, Investor filed a lawsuit against Company in the Third

Judicial District Court of Salt Lake County, State of Utah, as Case No. 170905756 (the "Lawsuit"), and on or around

September 13, 2017 Investor also sent Company an Arbitration Notice pursuant to Section 8.4 of the Purchase Agreement (the "Arbitration").

E.                  In order to resolve the Lawsuit, the Arbitration, and all other disputes between the Parties, the Parties have agreed, subject to the terms and conditions set forth herein, to (i) resolve all disputes regarding the number of shares of Common Stock to be issued to Investor, (ii) dismiss the Lawsuit and the Arbitration with prejudice, and (iii) affirmatively conclude all financial obligations under the Financing Documents.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The foregoing recitals are contractual in nature and are incorporated herein as part of this Agreement.

2. -Warrant-Exercise. Together with its execution of this Agreement, Investor has delivered to Company a Notice of Exercise pursuant to the terms of the Warrant, a copy of which is attached hereto as Exhibit A (the "Notice of Exercise"). By its execution below, Company acknowledges its receipt of the Notice of Exercise as of the date of this Agreement. Pursuant to the Notice of Exercise, Company is required, and hereby agrees, to issue to Investor 1,600,000 unrestricted, free-trading Delivery Shares in accordance with and in the manner and within the timeframes prescribed in Section 2.1 of the Warrant (the "Delivery Shares"). For the avoidance of doubt, in order for the Delivery Shares to be deemed to have been delivered to Investor, (a) the Delivery Shares or certificate(s) representing the Delivery Shares must have been cleared and approved for public resale by the compliance departments of Investor's brokerage firm and the clearing firm servicing such brokerage, and (b) the Delivery Shares must be held in the name of the clearing firm servicing Investor's brokerage firm and must have been deposited into such clearing firm's account for the benefit of Investor. Moreover, the Parties acknowledge and agree that (i) no additional cash or property has been or will be given for the Delivery Shares, (ii) Company was obligated to honor the Notice of Exercise in the amount of the 1,600,000 Delivery Shares prior to entering into this Agreement, and (iii) it is Company's and Investor's expectation that Investor's holding period for the Delivery Shares under Rule 144 will tack back to the Issue Date set forth in the Warrant.

3.	Restrictions-on-SalesoCDe1iyery-Shares.

3.1. Volume.-.Limitation. Investor agrees that, with respect to the Delivery Shares, in any given calendar week its Net Sales (as defined below) of such Delivery Shares shall not exceed the greater of (a) eight percent (8%) of Company's weekly dollar trading volume in such week (which, for purposes hereof, means the number of shares traded during such calendar week multiplied by the volume weighted average price per share for such week), and (b) $10,000.00 (the "Volume Limitation"). For purposes of this Agreement, the term "Net Sales" means the gross proceeds from sales of the Delivery Shares sold in a calendar week minus any trading commissions, fees for Rule 144 opinions, and all other costs associated with clearing and selling such Delivery Shares minus the purchase price paid for any shares of Common Stock purchased on the open market during such week. For the avoidance of doubt, any amounts received by Investor in connection with sales of shares of Common Stock previously received pursuant to the Warrant or the Note (or through Investor's open market purchases of Common Stock, pursuant to conversions of any other promissory note Company has issued to Investor, or exercises of any other warrant Company has issued to Investor) shall not be deemed to be Net Sales.

[1] .2 . Breach-Qf Volume-Limitations. Company and Investor agree that in the event Investor breaches the Volume Limitation where its Net Sales of Delivery Shares during any week exceed the dollar volume it is permitted to sell during such week pursuant to the Volume Limitation (such excess, the "Excess Sales"), then in such event, as Company's sole and exclusive remedy for such breach (and which breach may not be used as a defense to Company's performance of its obligations hereunder), Investor shall be obligated to pay an amount in cash to Company equal to 100% of Investor's Excess Sales for such week. Such amount shall be due and payable to Company within two (2) business days of the date Investor receives written notice from Company of the Excess Sales as well as Company's calculation of the Excess Sales. Company must prove any breach of the Volume Limitation by clear and convincing evidence. For illustration purposes only, if Company's weekly dollar trading volume was $100,000.00 for a calendar week, Investor would be entitled to Net Sales of up to $10,000.00 during that week. If Investor's Net Sales for such week were equal to $13,000.00, then in such event Company could require Investor to pay to it $3,000.00 in cash (613,000 - $10,000) x 100%). For the avoidance of doubt, in such event Investor shall be entitled to retain the Excess Sales and shall have no obligation to return the Excess Sales to Company.

agrees to keep all such trading records confidential and not to disclose any such frading records to any third party for any reason without Investor's prior written consent. Company agrees that any such trading records from Investor's broker are and shall be conclusive evidence as to Investor's compliance (or lack thereof) with the Volume Limitation. Accordingly, Company acknowledges and agrees that it will be responsible to monitor whether Investor's Net Sales exceed the dollar volume of Common Stock it is permitted to sell in any calendar week pursuant to the Volume Limitation and further agrees to give written notice to Investor in the event it becomes aware of any Excess Sales of Company's Common Stock by Investor in any given calendar week.

4 . Termination-Qf---financing documents. Upon Investor's receipt of the Delivery Shares (based on the criteria for delivery and receipt thereof set forth in Section 2 above), the Parties agree that all of the Financing Documents will be deemed to be terminated and of no further force or effect.

5.	Representations-and-warranties.

5.1. As a material inducement to Investor to enter into this Agreement, Company represents and warrants to Investor as follows:

(a)                Authority—for-Agreement. Company has full power, authority and legal right and capacity to enter into and perform Company's obligations under this Agreement and each other document contemplated hereby to which Company is or will be a party and to consummate the transactions contemplated hereby and thereby. Company has approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of Company, whether by the officers, directors, shareholders, or otherwise, are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Company is a party have been duly executed and delivered by Company and are legal, valid and binding 20's obligations of Company, enforceable against Company in accordance with their respective terms.

(b)               No-Violation---Result. The execution, delivery and performance by Company of this Agreement and the other documents contemplated hereby and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any note, debt instrument, security agreement, mortgage or any other contract to which Company is a party or by which Company is bound or any material law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to Company; (ii) give any government authority or other person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any encumbrance, lien, or claim, or the possibility of any encumbrance, lien or claim, or restriction in favor of any person upon the Delivery Shares or any of the properties or assets of Company. Except for a current report on Form 8-K under the 1934 Act (as defined below), no notice to, filing with, or consent of, any person is necessary in connection with, nor is any "change of control" provision triggered by, the execution, delivery or performance by Company of this Agreement and the other documents contemplated hereby nor the consummation by Company of the transactions contemplated hereby or thereby.

Company has given all notices, made all filings (other than a current report on Form 8-K) and obtained all consents necessary for the consummation of the transactions contemplated herein.

(c)                Upon issuance, the Delivery Shares will be duly authorized, validly issued, fully paid and non-assessable.

(d)               So long as Investor beneficially owns any of the Delivery Shares and for at least twenty (20) business days thereafter, Company shall file all reports required to be filed with the United States Securities and Exchange Commission (the "SEC") pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (as amended, the "1934 Act"), and shall take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

(e)                Company is solvent as of the date of this Agreement, and none of the terms or provisions of this Agreement shall have the effect of rendering Company insolvent. The terms and provisions of this Agreement and all other instruments and agreements entered into in connection herewith are being given for full and fair consideration and exchange of value.

5. 2 . Representations—a-a-warranties..-of-.lnvestor. As a material inducement to Company to enter into this Agreement, Investor represents and warrants to Company as follows:

(a)                Authority for --Agreement. Investor has full power, authority and legal right and capacity to enter into and perform Investor's obligations under this Agreement and each other document contemplated hereby to which Investor is or will be a party and to consummate the transactions contemplated hereby and thereby. Investor has approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of Investor, whether by the officers, directors, stockholders, or otherwise, are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Investor is a party have been duly executed and delivered by Investor and are legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms.

(b)               The execution, delivery and performance by Investor of this Agreement and the other documents contemplated hereby and the consummation by Investor of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any note, debt instrument, security agreement, mortgage or any other contract to which Investor is a party or by which Investor is bound or any material law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to Investor; or (ii) give any government authority or other person the right to challenge any of the transactions contemplated by this Agreement. No notice to, filing with, or consent of, any person is necessary in connection with, nor is any "change of control" provision triggered by, the execution, delivery or performance by Investor of this Agreement and the other documents contemplated hereby nor the consummation by Investor of the transactions contemplated hereby or thereby, Investor has given all notices, made all filings and obtained all consents necessary for the consummation of the transactions contemplated herein.

[2] . Mutual-Release.

6                       . 1 . Release-by-In-ucstQ1. Conditioned upon and subject to Investor's receipt of the Delivery Shares (based on the delivery criteria set forth in Section 2 above), Investor, on behalf of itself and its managers, members, officers, employees, agents, attorneys, successors and assigns, and any and all past and present such persons (collectively, the "Investor Parties"), forever relieves, releases and discharges Company and its directors, stockholders, officers, employees, agents, attorneys, successors and assigns, and any and all past and present such persons (collectively, the "Company Parties"), from any and all claims, counterclaims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, injuries, actions and causes of actions, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed (each a "Claim", and collectively, the "Claims"), that Investor or any of the Investor Parties may have that are based upon, relate to or arise out of the Lawsuit, the Arbitration, the Financing Documents, or any transaction contemplated by the Parties under the Financing Documents, arising or accruing before the Effective Date. Such release will not apply to or affect any breach of this Agreement or any other transaction entered into between Investor and Company that is outside the scope of the Financing Documents.

[3] . 3 . Release ad representations. Each Party hereto, for itself and on behalf of such Party's other respective releasing parties, represents, warrants and agrees that (a) such Party hereby waives any Claims such Party has against any of the parties it is releasing hereunder, (b) such Party covenants not to institute against any of the parties it is releasing hereunder any proceeding, suit or action, at law or in equity, of whatsoever kind or nature, whether criminal or civil, or in any way to aid in or encourage the institution or prosecution thereof, for damages, expenses, compensation, injunctive relief or otherwise, arising from or based upon any Claim, (c) none of the Claims such Party is releasing and waiving hereunder have been sold, assigned or otherwise transferred or encumbered (directly or indirectly) to any person or party whatsoever, (d) such Party has the full right and power to grant, execute and deliver the full and complete release and waiver contained herein, and (e) the release made by, and the representations, warranties, and covenants of the other Parties hereto, are accepted by each Party hereto as a material inducement to entering into and consummating the transactions contemplated by this Agreement.

6.4. IJnknown-Claims. Each Party hereto represents that it is not aware of any claim against or involving any Party it is releasing hereunder other than the Claims, all of which are released hereunder. Each Party hereto acknowledges that it has been advised by legal counsel and is familiar with the legal principle that provides that a general release does not extend to claims which the releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the releasee.

Each Party hereto, being aware of said principle, agrees to expressly waive any rights to this effect, as well as under any other statute or common law principles of similar effect. after Investor's receipt of the Delivery Shares (based on the delivery criteria set forth in Section 2 above). The Parties agree that the Dismissal Documents shall have claim and issue preclusive effect on all claims and/or issues that were or could have been raised in the Lawsuit and/or the Arbitration. Notwithstanding the dismissal, the Parties agree that the arbitrator who handled the Arbitration shall maintain jurisdiction to the extent necessary to enforce this Agreement. The Parties further agree to cooperate with each other to the extent reasonably necessary in the drafting and filing of the Dismissal Documents and to take all reasonable additional steps necessary to effectuate the dismissal of the Lawsuit and the Arbitration.

8.          The Parties agree that the affirmative obligations which each Party has undertaken in this Agreement are a material inducement to the other Parties entering into this Agreement. In the event of a breach of this Agreement, the breaching Party agrees that the non-breaching Party shall be entitled to temporary and permanent injunctive relief to enforce the provisions hereof, and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Parties to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

9.          Miscellaneous.

9.1.   NO-Admission of Liability-. This Agreement shall not be construed as an admission by any Party of any validity or invalidity of such Party's claims or defenses in any action or proceeding. Neither this Agreement's tenns nor the fact of this Agreement shall be offered or received in evidence or be admissible for any reason in any form in any action or proceeding in any court or tribunal (other than an action to enforce the terms hereof), or used, publicized or disclosed in any manner as an admission, concession or evidence of any liability or wrongdoing of any nature by any Party.

9.2.   Further-Assurances. At any time or from time to time after the Effective Date, at the request of a Party, and without further consideration, each of the Parties shall execute and deliver, or shall cause its respective affiliate(s) to execute and deliver, such other agreements, instruments, certifications or other documents as may be necessary or desirable to effectuate the transactions and fulfill its obligations under this Agreement.

9.3.   Arbitration. Each Party agrees that any dispute arising

out of or relating to this Agreement shall be subject to the Arbitration Provisions (as defined in the Purchase Agreement).

9.4.   Governing-.Law.;-......Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. Without modifying the Parties' obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, each of the Parties consents to the exclusive personal jurisdiction of the federal courts whose districts encompass any part of Salt Lake County, Utah or the state courts of the State of Utah sitting in Salt Lake County, Utah in connection with any dispute arising under this Agreement, and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this subsection shall affect or limit any right to serve process in any other manner permitted by law.

9.5.   Waivcr.--Qf--Law--Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY'S RIGHT TO DEMAND TRIAL BY JURY.

9.6.   Severability_. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

9 . 7 . Successors. This Agreement shall be binding upon the Parties and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Parties and their respective heirs, successors and assigns.

9  . 8 . Amendment-and-Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Parties to which such amendment and/or waiver applies.

9.9.             Entire-.Agreement. This Agreement, together with all other documents contemplated herein, constitutes the sole and entire agreement between the Parties, whether written or oral, relating to the subject matter hereof and thereof. This Agreement may only be amended by the Parties in writing.

9.10.         Expenses. Each Party shall pay its own legal fees and expenses incurred with respect to the Lawsuit, the Arbitration, the negotiation and drafting of this Agreement, and the transactions contemplated hereby.

9                       .1 1 . ALL Legal.-Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or any document executed in connection herewith, the Parties agree that the prevailing party shall be entitled to an award of the full amount of the attorneys' fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court's power to award fees and expenses for frivolous or bad faith pleading.

9.12. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation), (b) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (c) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days' advance written notice similarly given to each of the other parties hereto):

If to Company:

Greenway Technologies, Inc.

Attn: D. Pafrick Six

8851 Camp Bowie West Boulevard, Suite 240 Fort worth, Texas 76116

If to Investor:

Tonaquint, Inc.

Attn: John Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan K. Hansen

3051 West Maple Loop, Suite 325

Lehi, Utah 84043

[4] . 13 . Counter parts. This Agreement may be signed in one or more counterparts, which together shall constitute one document. Additionally, facsimile signatures or signatures conveyed via e-mail in one or more counterparts of this Agreement shall be binding.

9                       .14. Third--.Party--Beneficiaries. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties, any rights, remedies, obligations, or liabilities of any nature whatsoever.

with its counsel (or had the opportunity to be represented by counsel), that all of the tenns and conditions of this Agreement and the other documents executed and delivered in connection with this Agreement have been negotiated at arm's-length, and that this Agreement and all such other documents have been negotiated, prepared, and executed without fraud, duress, undue influence, or coercion of any kind or nature whatsoever having been exerted by or imposed upon any Party by any other Party.

9.16.        Time is expressly made of the essence with respect to each and every provision of this Agreement.

9.17.        Drafting. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed consistent with the joint drafting of this Ayeement by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the have executed this Agreement to be effective as of the Effective Date.

EXHIBITS:

Exhibit A — Notice of Exercise

INVESTOR:

,DZJ.--.—

COMPANY:

GREENWAY TECIINOLOGIES, INC.

[Signature Page to Settlement Agreement, Waiver, and Release of Claims]

EXHIBIT A

1     NOTICE OF EXERCISE

[1] . 3 . Investor Trading-Records. Investor agrees to authorize and instruct its broker to provide to Company trading records related solely to Investor's sales and purchases of Company's Common Stock when so requested by Company. Company

[2] .2 . Release..Company-. Company, on behalf of itself and the Company Parties, forever relieves, releases and discharges Investor and the Investor Parties, from any and all Claims that Company or any of the Company Parties may have that are based upon, relate to or arise out of the Lawsuit, the Arbitration, the Financing Documents, or any transaction contemplated by the Parties under the Financing Documents, arising or accruing before the Effective Date. Such release will not apply to or affect any breach of this Agreement or any other transaction entered into between Investor and Company that is outside the scope of the Financing Documents.

[3] .5. Company hereby waives any claims or defenses it may have based on or pertaining to the legal capital doctrine or any other similar laws.

7. Dismissals. Conditioned upon and subject to Investor's receipt of the Delivery Shares (based on the delivery criteria set forth in Section 2 above), and not until such time, the Parties agree to cause the Lawsuit and the Arbitration to be dismissed. Such dismissal shall be with prejudice and upon the merits and shall occur by way of mutually acceptable dismissal documents, to be appropriately executed and filed with the venue in which the Lawsuit has been filed no later than five (5) business days

[4]. 15. Voluntary-—Agreement. Each Party hereby acknowledges that it has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze, and discuss (a) all terms and conditions of this Agreement, (b) any and all other documents executed and delivered in connection with the transactions contemplated by this Agreement, and (c) all factual and legal matters relevant to this Agreement and/or any and all such other documents, with counsel freely and independently selected by such Party (or had the opportunity to be represented by counsel). Each Party further acknowledges and agrees that it has actively and with full understanding participated in the negotiation of this Agreement and all other documents executed and delivered in connection with this Agreement after consultation and review